Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 2 to Registration Statement No. 333-225566 on Form S-11 of our report dated March 15, 2019, relating to the consolidated financial statements and financial statement schedule of Blackstone Real Estate Income Trust, Inc. appearing in the Annual Report on Form 10-K of Blackstone Real Estate Income Trust, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, as supplemented by Supplement No. 1, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

August 21, 2019